News Release

CDI Corp. Reports Fourth Quarter Earnings Increase by 35%, Announces Full Year 2007 Results, Dividend and Stock Repurchase Program

PHILADELPHIA, Feb. 28 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE:CDI) today reported earnings for the fourth quarter and full year ended December 31, 2007 and announced a quarterly cash dividend. The company also announced that its Board of Directors has authorized a stock repurchase program.

For the quarter ended December 31, 2007, the company reported net earnings from continuing operations of $8.2 million, or $0.40 per diluted share, on revenue of $299.0 million. Fourth quarter revenue from continuing operations increased 4.9% and net earnings from continuing operations increased 35.5% compared to the year-ago quarter.

A quarterly dividend of $0.13 per share will be paid on March 27, 2008 to all shareholders of record as of March 12, 2008.

For the full year ended December 31, 2007, the company reported net earnings from continuing operations of $31.8 million, or $1.56 per diluted share, on revenue of $1.19 billion. Full year revenue from continuing operations increased 6.6% and net earnings from continuing operations increased 53.4% compared to the full year 2006.

CDI also announced today that its Board of Directors approved the repurchase of up to $50 million of the company’s outstanding common stock. The company believes that, at current price levels, the repurchase of its shares represents an attractive investment opportunity benefiting both the company and its shareholders. Repurchases will be made from time to time depending upon the company’s share price and other relevant factors. Repurchases may be made on the open market or through privately-negotiated transactions. The company is not required to repurchase any specific number of shares and the company may terminate the repurchase program at any time. CDI currently has approximately 20.3 million shares of common stock outstanding.

“Continued strength in global capital spending by clients in our key vertical industries and a generally steady hiring environment produced solid revenue gains,” said President and Chief Executive Officer, Roger H. Ballou. “Growth in our higher-margin businesses produced an overall gross profit increase of 10.4% - more than double the rate of revenue growth contributing to a very strong variable contribution margin of 17% for the fourth quarter. For the full year, earnings performance was driven by a shift to higher-margin, higher-value services and effective productivity enhancements.

“Our long term strategy to focus on delivering global engineering and professional staffing services to firms in refining, oil and gas, alternative energy, aerospace, defense, life sciences and infrastructure marketplaces is producing solid profit momentum and is providing CDI with a broad global base for future profitable growth. In fact, over 75% of our total revenue base is in these longer-cycle capital expenditure-driven marketplaces. We remain committed to creating value for our shareholders and believe we will, over time, continue to be able to deliver 12% to 14% in variable contribution margin on our increasingly global business mix.”

Business Segment Discussion

The CDI Engineering Solutions segment reported a 12.8% increase in fourth quarter revenue compared to the prior-year quarter driven by strength in engineering outsourcing demand in the Process & Industrial and Government Services verticals, and strong permanent placement demand. Operating profit increased 68.3% due to the aforementioned revenue growth and an increase in mix of higher-margin engineering project and permanent placement business.

Management Recruiters International, Inc.’s fourth quarter revenue increased 21.2% versus the prior-year quarter driven by strong contract staffing revenue growth. Operating profit increased by 5.0% but operating profit margin declined from 21.2% to 18.3% due to growth in the contract staffing business which produces lower margins than MRI’s other revenues.

Revenue at U.K.-based AndersElite increased by 7.6% versus the prior-year quarter (or 0.8% on a constant currency basis) reflecting steady demand for construction professionals in the U.K. and Australia marketplace. Operating profit increased by 18.4% (or 10.8% on a constant currency basis) driven by effective expense controls and continued improvements in recruiter productivity.

CDI IT Solutions revenue declined 17.8% versus the year-ago quarter due to decreases in staffing services provided to smaller accounts and staffing demand reductions by a large IT client. Operating profit declined by 83.7% reflecting the decline in revenue.

Discontinued operations for the fourth quarter reflect $0.4 million in costs related to the sale of the Todays Staffing subsidiary which closed at the end of the third quarter of 2007.

Corporate Summary

Corporate overhead costs increased by 28.1% versus the prior-year quarter due to higher performance-based variable and stock-based compensation costs.

“CDI ended the year with approximately $127 million in cash and cash equivalents,” said Ballou. “We were pleased that we were able to generate over $50 million in cash during the year in addition to $40 million in cash proceeds from the previously-announced sale of our Todays Staffing subsidiary. With our cash on-hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth, capital spending, our stock repurchase program, shareholder dividends and potential strategic acquisitions in targeted engineering verticals.”

Business Outlook

“In spite of current economic conditions, we still see the potential for full year 2008 revenue growth in the range of 3% to 6%,” said Ballou. “Our business model remains sound and we anticipate that we could generate 12% to 14% variable contribution margin on this revenue growth in 2008. Additionally, we anticipate revenue growth in the range of 1% to 3% in the first quarter 2008 versus the prior-year quarter.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com.  An online replay will be available at http://www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing. Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc. Visit CDI at http://www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, variable contribution margin and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like “anticipates,” “believes,” “expects,” “may,” “will,” “could,” “should”, “intends,” “plans,” “estimates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions and levels of capital spending by customers in the industries that we serve; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; adverse consequences arising out of the U.K. Office of Fair Trading investigation; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the “Risk Factors” section of our Form 10-K's and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

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CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
Unaudited
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
	2007	2006	2007	2007	2006

Revenues	$298,960	$284,948	$298,708	$1,187,299	$1,113,417

Cost of services	224,253	217,294	226,315	900,359	855,358

Gross profit	74,707	67,654	72,393	286,940	258,059

Operating and administrative expenses	63,013	58,345	60,825	240,104	225,000

Operating profit	11,694	9,309	11,568	46,836	33,059

Other income (expense), net	1,096	4	508	2,303	(572)

Earnings from continuing operations before income taxes	12,790	9,313	12,076	49,139	32,487

Income tax expense	4,619	3,283	4,109	17,311	11,735

Earnings from continuing operations	8,171	6,030	7,967	31,828	20,752

Earnings (loss) from discontinued operations	(355)	771	1,622	2,374	2,511

Net earnings	$7,816	$6,801	$9,589	$34,202	$23,263

Diluted earnings per share
Earnings from continuing operations	$0.40	$0.30	$0.39	$1.56	$1.03
Earnings (loss) from discontinued operations	(0.02)	0.04	0.08	0.12	0.13
Net earnings	$0.38	$0.34	$0.47	$1.68	$1.16

Average diluted number of shares	20,452	20,121	20,454	20,377	20,090

Selected Balance Sheet Data from	December 31,	September 30,	December 31,
continuing operations	2007	2007	2006

Cash and cash equivalents	$127,059	$113,582	$33,551

Accounts receivable, net	$210,629	$232,283	$224,334

Current assets	$348,754	$356,313	$270,878

Total assets	$450,058	$459,777	$366,825

Current liabilities	$102,741	$116,967	$99,300

Shareholders' equity	$334,978	$329,969	$299,332

	For the three months ended			For the year ended
Selected Cash Flow Data from	December 31,		September 30,	December 31,
continuing operations	2007	2006	2007	2007	2006

Depreciation expense	$2,816	$2,651	$2,870	$10,913	$9,918

Capital expenditures	$1,997	$4,645	$1,198	$7,841	$12,895

Dividends paid	$2,649	$2,200	$2,228	$9,309	$8,782

Free cash flow for the quarter ended December 31, 2007 is shown below:

Net cash provided by operating activities	$20,036
Less: capital expenditures	(1,997)
Less: dividends paid	(2,649)
Free cash flow from continuing operations	$15,390

	For the three months ended			For the year ended
Selected Earnings and Other Financial	December 31,		September 30,	December 31,
Data from continuing operations	2007	2006	2007	2007	2006

Revenues	$298,960	$284,948	$298,708	$1,187,299	$1,113,417

Gross profit	$74,707	$67,654	$72,393	$286,940	$258,059

Gross profit margin	25.0%	23.7%	24.2%	24.2%	23.2%

Operating and administrative expenses as a percentage of revenue	21.1%	20.5%	20.4%	20.2%	20.2%

Corporate expenses	$5,163	$4,030	$4,926	$19,938	$18,141

Corporate expenses as a percentage of revenue	1.7%	1.4%	1.6%	1.7%	1.6%

Operating profit margin	3.9%	3.3%	3.9%	3.9%	3.0%

Effective income tax rate	36.1%	35.3%	34.0%	35.2%	36.1%

After-tax return on shareholders’ equity (a)	10.0%	7.3%	9.5%

Pre-tax return on net assets (b)	23.4%	14.9%	20.5%

Variable contribution margin (c)	17.0%	16.9%	14.2%	18.6%	10.7%

	For the three months ended			For the year ended
Selected Segment Data from	December 31,		September 30,	December 31,
continuing operations	2007	2006	2007	2007	2006

Engineering Solutions (d)
Revenues	$158,604	$140,624	$154,647	$617,385	$557,966
Gross profit	36,519	28,618	31,875	129,957	108,083
Gross profit margin	23.0%	20.4%	20.6%	21.0%	19.4%

Operating profit	10,373	6,164	8,070	36,069	23,221
Operating profit margin	6.5%	4.4%	5.2%	5.8%	4.2%

Management Recruiters International
Revenues	$21,451	$17,705	$20,830	$77,950	$67,474
Gross profit	12,248	11,090	11,951	45,764	42,441
Gross profit margin	57.1%	62.6%	57.4%	58.7%	62.9%

Operating profit	3,936	3,750	4,240	15,775	14,610
Operating profit margin	18.3%	21.2%	20.4%	20.2%	21.7%

AndersElite
Revenues	$62,777	$58,340	$66,356	$253,922	$217,188
Gross profit	15,424	15,324	18,023	67,079	55,677
Gross profit margin	24.6%	26.3%	27.2%	26.4%	25.6%

Operating profit	2,307	1,948	3,857	12,378	7,672
Operating profit margin	3.7%	3.3%	5.8%	4.9%	3.5%

IT Solutions (d)
Revenues	$56,128	$68,279	$56,875	$238,042	$270,789
Gross profit	10,516	12,622	10,544	44,140	51,858
Gross profit margin	18.7%	18.5%	18.5%	18.5%	19.2%

Operating profit	241	1,477	327	2,552	5,697
Operating profit margin	0.4%	2.2%	0.6%	1.1%	2.1%

	For the three months ended			For the year ended
Engineering Solutions Revenue	December 31,		September 30,	December 31,
by Vertical (e):	2007	2006	2007	2007	2006

CDI Process and Industrial	$121,474	$102,828	$117,994	$467,515	$405,159
CDI Government Services	18,358	15,289	17,642	69,745	58,063
CDI Aerospace	16,085	18,980	16,888	68,384	83,230
CDI Life Sciences	2,687	3,527	2,123	11,741	11,514

Total Engineering Solutions Revenue	$158,604	$140,624	$154,647	$617,385	$557,966

	For the three months ended			For the year ended
Selected Earnings Data from	December 31,		September 30,	December 31,
discontinued operations (f)	2007	2006	2007	2007	2006

Net Revenues	$-	$36,078	$36,720	$117,168	$151,869

Earnings (loss) from discontinued operations, before taxes	(569)	1,218	443	1,642	3,968

Income tax expense (benefit)	(214)	447	166	613	1,457

Earnings (loss) from discontinued operations, net of taxes	(355)	771	277	1,029	2,511

Gain from disposal of discontinued operations, net of taxes	-	-	1,345	1,345	-

Earnings (loss) from discontinued operations, net of taxes	$(355)	$771	$1,622	$2,374	$2,511

(a) Current quarter combined with the three preceding quarters' net earnings from continuing operations divided by the average shareholders’ equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings from continuing operations divided by the average net assets. Net assets include total assets from continuing operations minus total liabilities from continuing operations excluding cash, external debt and income tax accounts.

(c) Year-over-year change in operating profit from continuing operations divided by year-over-year change in revenue from continuing operations.

(d) Beginning January 1, 2007, CDI began reporting on a new operating structure. Under the new structure, CDI now separately reports CDI Engineering Solutions and CDI IT Solutions. For comparative purposes, the Company has revised the reporting segments' 2006 data for these two segments .

(e) The Company has revised the reporting segments' prior year revenue for Engineering Solutions for comparative purposes.

(f) In September 2007, the Company sold its Todays Staffing, Inc. subsidiary to Spherion Corporation. The sale price was $40,075 in cash and the Company retained responsibility for certain liabilities and deferred income taxes related to the business. The Company recorded a gain of $2,086 ($1,345 after-tax) in connection with the sale.